MORGAN STANLEY PATHWAY FUNDS

INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT, effective as of the 19th day of March 2021, between Consulting Group Advisory Services LLC (the “Manager”), a limited liability company organized and existing under the laws of the State of Delaware, and Martin Currie Inc. (“Adviser”), a corporation organized and existing under the laws of the State of New York.

WHEREAS, the Manager entered into a Management Agreement dated as of October 28th, 2009 (the “Management Agreement”) with the Morgan Stanley Pathway Funds, a Massachusetts business trust (the “Trust”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, the Trust is and will continue to be a series fund having two or more investment portfolios, each with its own assets, investment objectives, policies and restrictions (each a “Portfolio”);

WHEREAS, the Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”) and is regulated in the United Kingdom by the Financial Conduct Authority (the “FCA”) under, primarily, the Financial Services and Markets Act 2000 and the FCA Rules (as more fully described in Exhibit B – FCA Disclosures); and

WHEREAS, the Manager desires to retain the Adviser to assist it in the provision of a continuous investment program for that portion of the assets of the Portfolio listed on Appendix A which the Manager may from time to time assign to the Adviser (the “Allocated Assets”) and the Adviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1. APPOINTMENT. Manager hereby retains the Adviser to act as investment adviser for and to manage the Allocated Assets for the period and on the terms set forth in this Agreement. The Adviser accepts such engagement and agrees to render the services herein set forth, for the compensation herein provided.

2.	DUTIES OF THE ADVISER.

A. INVESTMENT ADVISORY SERVICES. Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and the Manager, the Adviser shall manage the investments of the Allocated Assets in accordance with the Portfolio’s investment objective, policies, and restrictions as provided in the Trust’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Prospectus”), and in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”) and such other limitations as the Manager may institute. The Adviser shall (a) make investment decisions for the Allocated Assets; (b) place purchase and sale orders for portfolio transactions for the Allocated Assets; and (c) employ professional portfolio managers and securities analysts to provide research services to the Allocated Assets. In providing these services, the Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Allocated Assets.

B. ADVISER UNDERTAKINGS. In all matters relating to the performance of this Agreement, the Adviser shall act in conformity with the Trust’s Master Agreement dated April 12, 1991, as amended from time to time (the “Trust Agreement”) and Prospectus and with the written instructions and directions of the Board and the Manager. The Adviser hereby agrees to:

(i)

regularly report to the Board and the Manager (in such form and frequency as the Manager and Adviser mutually agree) with respect to the implementation of the investment program, compliance of the Allocated Assets with the Prospectus, the 1940 Act and the Code, and on other topics as may reasonably be requested by the Board or the Manager, including attendance at Board meetings, as reasonably requested, to present such reports to the Board;

(ii)

comply with valuation procedures adopted by the Board, including any amendments thereto, and consult with the Trust’s pricing agent regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may require fair valuation;

(iii)

provide, subject to any obligations or undertakings reasonably necessary to maintain the confidentiality of the Adviser’s non-public information, records and supporting documentation about the composite of accounts and the portfolios the Adviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Adviser in managing the Allocated Assets which may be reasonably necessary, under applicable laws, to allow the Trust or its agent to present historical performance information concerning the Adviser’s similarly managed accounts and portfolios, for inclusion in the Trust’s Prospectus and any other reports and materials prepared by the Trust or its agent, in accordance with regulatory requirements or as requested by applicable federal or state regulatory authorities; and

(iv)	review schedules of the Allocated Assets periodically provided to the Adviser by the Manager and promptly confirm to the Manager the concurrence of the Adviser’s records with such schedules.

C. EXPENSES. The Adviser will bear all of its expenses in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Portfolio will be borne by the Trust, except to the extent specifically assumed by the Adviser. The expenses to be borne by the Trust include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, Trustees’ fees, Securities and

Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents’ fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, costs of shareholders’ reports and meetings, and any extraordinary expenses.

D. BROKERAGE. The Adviser will select brokers and dealers to effect all orders for the purchase and sale of Allocated Assets. In selecting brokers or dealers to execute transactions on behalf of the Allocated Assets of the Portfolio, the Adviser will use its best efforts to seek the best overall terms available in accordance with the Adviser’s Execution Policy (as more fully described in Exhibit B). In assessing the best overall terms available for any transaction, the Adviser will consider factors it deems relevant, including, without limitation, the breadth of the market in the security or commodity interest, the price of the security or commodity interest, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In accordance with the FCA Rules, when selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Adviser shall not consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Portfolio and/or other accounts over which the Adviser exercises investment discretion. Except as permitted by Rule 17a-10 under the 1940 Act, Adviser will not engage in principal transactions with respect to the Allocated Assets with any broker-dealer affiliated with the Manager or with any other adviser to the Portfolio, and will engage in agency transactions with respect to the Allocated Assets with such affiliated broker-dealers only in accordance with all applicable rules and regulations. Adviser will provide to Manager a list of its affiliated broker-dealers, as such may be amended from time to time. Manager will provide to Adviser a list of its affiliated broker- dealers and of those of each other adviser to the Portfolio.

E. AGGREGATION OF ORDERS. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Allocated Assets as well as other clients of the Adviser, the Adviser may to the extent permitted by applicable laws and regulations, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients. The Manager recognizes that, in some cases, the Adviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Allocated Assets.

F. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Allocated Assets of the Portfolio are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records upon the Portfolio’s or the Manager’s request, provided, however, that Adviser may retain copies of any records to the extent required for it to comply with applicable laws. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule.

Notwithstanding the foregoing, Adviser has no responsibility for the maintenance of the records of the Portfolio, except for those related to the Allocated Assets.

G. ADVISER COMPLIANCE RESPONSIBILITIES. The Adviser and the Manager acknowledge that the Adviser is not the compliance agent for the Portfolio, and does not have access to all of the Trust’s books and records necessary to perform certain compliance testing. However, to the extent that the Adviser has agreed to perform the services specified in this Agreement, the Adviser shall perform compliance testing with respect to the Allocated Assets based upon information in its possession and upon information and written instructions received from the Manager or the Trust’s Administrator and shall not be held in breach of this Agreement so long as it performs in accordance with such information and instructions. Specifically, the Adviser shall not be responsible for the Portfolio being in violation of any applicable law or regulation or investment policy or restriction applicable to the Portfolio as a whole or for the Portfolio’s failure to qualify as a regulated investment company under the Code if the securities and other holdings of the Allocated Assets would not be in such violation or failing to so qualify if the Allocated Assets were deemed a separate series of the Trust or a separate regulated investment company under the Code. The Manager or Trust’s Administrator shall promptly provide the Adviser with copies of the Trust Agreement, the Trust’s By-Laws, the Prospectus and any written policies or procedures adopted by the Board applicable to the Allocated Assets and any amendments or revisions thereto. Adviser shall supply such reports or other documentation as reasonably requested from time to time by the Manager to evidence Adviser’s compliance with such Prospectus, policies or procedures.

H. PROXY VOTING. The Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Portfolio’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Allocated Assets. The Manager shall cause to be forwarded to Adviser all proxy solicitation materials that Manager receives. Adviser agrees that it has adopted written proxy voting procedures that comply with the requirements of the 1940 Act and the Advisers Act. The Adviser further agrees that it will provide the Board as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format that shall comply with the 1940 Act. Upon reasonable request, Adviser shall provide the Manager with all proxy voting records relating to the Allocated Assets, including but not limited to those required by Form N-PX. Adviser will also provide an annual certification, in a form reasonably acceptable to Manager, attesting to the accuracy and completeness of such proxy voting records. The Adviser may delegate certain proxy voting functions as more fully set out in Paragraph G of Exhibit B.

I. USE OF NAMES. The Adviser shall not use the name, logo, insignia, or other identifying mark of the Trust or the Manager or any of their affiliates or any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Manager or any of its affiliates in material relating to the Adviser in any manner not approved prior thereto by the Manager; provided, however, that the Manager hereby approves of all uses of its or the Trust’s name and that of their affiliates which merely refer in accurate terms to the appointment of the Adviser hereunder or which are required by the SEC or a state securities commission; and provided, further, that in no event shall such approval be unreasonably withheld. The Manager shall not use the name, logo, insignia, or other identifying mark of the Adviser or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser hereby approves of all uses of its name which merely refer in accurate terms to the appointment of the Adviser hereunder or which are required by the SEC or a state securities commission; and provided, further, that in no event shall such approval be unreasonably withheld.

J. OTHER ADVISERS. With respect to any Portfolio, (i) the Adviser will not consult with any other adviser to that Portfolio (including, in the case of an offering of securities subject to Section 10(f) of the 1940 Act, any adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for that Portfolio in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities related business, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act; and (ii) the Adviser will provide advice and otherwise perform services hereunder exclusively with respect to the Allocated Assets of that Portfolio.

K. PORTFOLIO HOLDINGS. The Adviser will not disclose, in any manner whatsoever, any list of securities held by the Portfolio, except in accordance with the Portfolio’s portfolio holdings disclosure policy or as may otherwise be required by law.

3. COMPENSATION OF ADVISER. The Manager will pay the Adviser, with respect to each Portfolio on Appendix A attached hereto, the compensation specified in Appendix A. Such fees will be computed daily and paid monthly, calculated at an annual rate based on the Allocated Assets’ average daily net assets as determined by the Trust’s accounting agent. Compensation for any partial period shall be pro-rated based on the length of the period.

4. STANDARD OF CARE. The Adviser shall exercise its best judgment in rendering its services described in this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from Adviser’s willful misfeasance, bad faith or gross negligence on its part in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties under this Agreement.

5.	INDEMNIFICATION.

A. The Manager agrees to indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) (“Losses”), howsoever arising, from or in connection with this Agreement or the performance by the Adviser of its duties hereunder; provided however that the Manager will not indemnify the Adviser for Losses resulting from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Adviser’s reckless disregard of its obligations and duties under this Agreement.

B. The Adviser agrees to indemnify and hold harmless the Manager from and against any and all Losses resulting from the Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Adviser’s obligations and duties under this Agreement; provided however that the Adviser will not indemnify the Manager for Losses resulting from any events or circumstances outside the reasonable control of the Adviser including, but not limited to, changes in the price or value of the assets in the Allocated Assets brought about solely through movements in the market, the reduction in and/or lack of availability of assets which were envisaged to be in the Allocated Assets, an inflow to, outflow from the Allocated Assets, breaches arising during an agreed transition period following an amendment of and investment guidelines or a benchmark or caused by following an instruction of the Manager, the Manager’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Manager’s reckless disregard of its obligations and duties under this Agreement.

6. NON-EXCLUSIVITY. The services of the Adviser to the Manager with respect to the Allocated Assets are not to be deemed to be exclusive, and the Adviser and its affiliates shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies. Manager acknowledges that Adviser or its affiliates may give advice and take actions in the performance of its duties to clients which differ from the advice, or the timing and nature of actions taken, with respect to other clients’ accounts (including the Allocated Assets) or employee accounts which may invest in some of the same securities recommended to advisory clients. In addition, advice provided by the Adviser may differ from advice given by its affiliates.

7. MAINTENANCE OF INSURANCE. During the term of this Agreement and for a period of one year after termination hereof, Adviser will maintain comprehensive general liability coverage and will carry a fidelity bond covering it and each of its employees and authorized agents with limits of not less than those considered commercially reasonable and appropriate under the current industry practices. Adviser shall promptly notify Manager of any reduction to or termination of said coverage.

8. CONFIDENTIALITY. Each party to this Agreement shall keep confidential any nonpublic information concerning the other party and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non- disclosing party has authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or requested by applicable federal or state regulatory authorities. Nonpublic information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information.

9. TERM OF AGREEMENT. This Agreement shall become effective as of the date of its execution and shall continue in effect for a period of two years from the date of execution. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Portfolio’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, at any time, by the Manager, by the Board, or by vote of holders of a majority (as defined in the 1940 Act) of the Portfolio’s shares; or on 60 days’ written notice by the Adviser, and will terminate five business days after the Adviser receives written notice of the termination of the Management Agreement between the Trust and the Manager. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

10.    REPRESENTATIONS OF ADVISER. The Adviser represents, warrants, and agrees as follows:

A. The Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Manager of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Adviser has provided the information about itself set forth in the Prospectus and has reviewed the description of its operations, duties and responsibilities as set forth therein (the “Adviser Information”) and acknowledges that the Adviser Information is true and correct, contains no material misstatement of fact and does not omit any material fact necessary to make the statements therein not misleading. The Adviser further agrees to inform the Manager and the Trust’s Administrator immediately of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Prospectus, or of any statement contained therein which becomes untrue in any material respect.

B. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Manager and the Trust with a copy of such code of ethics. On at least an annual basis, the Adviser will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to the Manager that the Adviser and its Access Persons have complied with the Adviser’s Code of Ethics with respect to the Allocated Assets and (ii) identifying any material violations which have occurred with respect to the Allocated Assets. Upon the reasonable request of the Manager, the Adviser shall permit the Manager, its employees or its agents to examine the reports required to be made by the Adviser pursuant to Rule 17j-1 and all other records relevant to the Adviser’s code of ethics. In the event the Adviser has identified to the Manager a material violation that has occurred with respect to the Allocated Assets, the Adviser agrees to promptly provide to the Manager such information as the Manager may reasonably request in connection therewith.

C. Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Adviser, its employees, officers and agents. Upon reasonable request, Adviser shall provide the Manager with access to the records relating to such policies and procedures as they relate to the Allocated Assets. Adviser will also provide, at the reasonable request of the Manager, periodic certifications, in a form reasonably acceptable to the Manager, attesting to such written policies and procedures.

D. The Adviser has provided the Manager and the Trust with a copy of its registration under the Advisers Act on Form ADV as most recently filed with the SEC and hereafter will furnish a copy of its annual amendment to the Manager. The statements contained in the Adviser’s registration on Form ADV are true and correct in all material respects and do not omit to state any material facts required to be stated therein or necessary in order to make the statements therein not misleading. The Adviser agrees to maintain the completeness and accuracy of its registration on Form ADV in accordance with the Advisers Act. The Adviser acknowledges that it is an “investment adviser” to the Fund with respect to the Allocated Assets within the meaning of the 1940 Act and the Advisers Act.

E. The Adviser confirms that neither it nor any of its “affiliated persons,” as defined in the 1940 Act, are affiliated persons of: (i) the Manager; (ii) any other adviser to the Portfolio or any affiliated person of such adviser; (iii) Morgan Stanley Smith Barney LLC, the distributor for the Trust; or (iv) any trustee or officer of the Trust.

11. PROVISION OF CERTAIN INFORMATION BY ADVISER. The Adviser will promptly notify the Manager (1) in the event the SEC or other governmental authority has censured the Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions or (2) upon having a reasonable basis for believing that the Portfolio has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code. The Adviser further agrees to notify the Manager promptly of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Prospectus, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect. As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of Adviser’s obligations and responsibilities contained in this Agreement, Adviser will provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 of the 1940 Act. Such assistance shall include, but is not limited to, (i) certifying periodically, upon the reasonable request of the Trust, that it is in compliance with all applicable “federal securities laws,” as required by Rule 38a-l under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) facilitating and cooperating with third-party audits arranged by the Trust to evaluate the effectiveness of its compliance controls; (iii) providing the Trust’s chief compliance officer with direct access to its compliance personnel; (iv) providing the Trust’s chief compliance officer with periodic reports and (v) promptly providing special reports in the event of compliance problems. Further, Adviser is aware that: (i) the Chief Executive Officer (Principal Executive Officer) and Treasurer/Chief Financial Officer (Principal Financial Officer) of the Trust (collectively, the “Certifying Officers”) are required to certify the Trust’s periodic reports on Form N-CSR pursuant to Rule 30a-2 under the 1940 Act; and (ii) the Certifying Officers must rely upon certain matters of fact generated by Adviser of which they do not have firsthand knowledge. Consequently, Adviser has in place and will observe procedures and controls that are reasonably designed to ensure the adequacy of the services provided to the Trust under this Agreement and the accuracy of the information prepared by it and which is included in the Form N-CSR, and shall provide certifications to the Trust to be relied upon by the Certifying Officers in certifying the Trust’s periodic reports on Form N-CSR, in a form satisfactory to the Trust.

12. PROVISION OF CERTAIN INFORMATION BY THE MANAGER. The Manager will promptly notify the Adviser (1) in the event that the SEC has censured the Manager or the Trust; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Manager’s registration as an investment adviser; or, to the knowledge of the Manager, has commenced proceedings or an investigation that may result in any of these actions and (2) upon having a reasonable basis for believing that the Portfolio has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

13. AMENDMENT OF AGREEMENT. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.

14. LIMITATION OF LIABILITY. The Manager and Adviser agree that the obligations of the Trust under this Agreement shall not be binding upon any of the Board members, shareholders, nominees, officers, employees or agents; whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Portfolio, as provided in the Trust Agreement. The execution and delivery of this Agreement have been duly authorized by the Manager and the Adviser, and signed by an authorized officer of each acting as such.

15.	MISCELLANEOUS.

A. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and with the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

B. CHANGE IN CONTROL. The Adviser will notify the Manager of any change of control of the Adviser, including any change in its general partners or 25% shareholders or 25% limited partners or 25% members, as applicable, in each case prior to or promptly after such change. In addition, the Adviser will notify the Manager of any changes in the key personnel who are either the portfolio manager(s) of the Allocated Assets or senior management of the Adviser as soon as practicable after any such change.

C. CAPTIONS. The captions contained in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

D. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof.

E. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

F. NOTICES. Any notice herein required is to be in writing and is deemed to have been given to Adviser or Manager upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or similar means of delivery that provide evidence of receipt.

All notices to the Manager shall be sent to:

Morgan Stanley Wealth Management

c/o Consulting Group Advisory Services LLC

522 Fifth Avenue

New York, NY 10036

Attention: Chief Operating Officer

Facsimile: (914) 610-7445

Email: robert1.garcia@morganstanley.com

All notices to the Adviser shall be sent to:

Martin Currie Inc.

Saltire Court

20 Castle Terrace

Edinburgh

United Kingdom, EH1 2ES

Attention: General Counsel

Email: legalteam@martincurrie.com

G. DELIVERY OF FORM ADV. The Manager acknowledges receipt of the Adviser’s Form ADV prior to the execution of this Agreement.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

THE MANAGER:

CONSULTING GROUP ADVISORY SERVICES LLC

By:	/s/ Robert Garcia

Name:	Robert Garcia

Title:	Chief Operating Officer

THE ADVISER:

Martin Currie Inc.

By:	/s/ Euan Wilson

Name:	Euan Wilson

Title:	Director

APPENDIX A FEE SCHEDULE

For the services provided by Adviser to the Allocated Assets, pursuant to the attached Investment Advisory Agreement, the Manager will pay the Adviser a fee, computed daily and payable monthly, based on the average daily net assets of the Allocated Assets at the following annual rates of the average daily net assets of the Allocated Assets as determined by the Trust’s accounting agent:

PORTFOLIO	ASSETS	RATE

Morgan Stanley Pathway Funds – Emerging Markets Equity Fund	All Assets

EXHIBIT B

FCA DISCLOSURES

FCA Disclosures and other Requirements

A.	Regulatory status and client categorization

1.	The Adviser is authorized and regulated by the United Kingdom Financial Conduct Authority (“FCA”) pursuant to the rules of the FCA from time to time (the “FCA Rules”).

2.

For the purposes of the FCA Rules and based on information obtained from the Manager, the Adviser has categorized the Trust as a Professional Client (as defined under the FCA Rules) for all services under this Agreement. Notwithstanding the terms of this Agreement, the Adviser has not categorized any other person under the FCA Rules in connection with the services under the Agreement.

3.

The Trust may request a categorization with a higher level of protection. Any change in categorization must be agreed with the Adviser in writing. It is the Manager’s responsibility to inform the Adviser about any change to the Trust’s circumstances which might affect the determination of the Adviser of the appropriate categorization of the Trust.

B.	Execution, dealing arrangements and risk warnings

1.

The Manager hereby confirms that it consents to the Adviser’s Execution Policy (as amended from time to time) and that it has received the Execution Policy in place at the date of this Agreement. In particular, the Manager agrees that the Adviser may, to the extent permitted by law, trade outside of a Trading Venue, which, for the purposes of this Agreement, shall mean a system in which multiple third party buying and selling trading interests in financial systems are able to interact in the system, including regulated markets, multilateral trading facilities and organized trading facilities, as required by UK MIFID (as defined below) and related legislation.

2.	Subject to paragraph B3 below, the Adviser will at all times comply with its Execution Policy and in particular will act in the best interests of the Trust.

3.

Specific instructions from the Manager in relation to the execution of orders may prevent the Adviser from following its Execution Policy and achieving best execution in respect of the elements of execution covered by the instructions.

4.

The Manager instructs the Adviser not to make public Client Limit Orders in respect of shares admitted to trading on a regulated market or traded on a Trading Venue (as defined in paragraph B1 above) which are not immediately executed under prevailing market conditions.

5.

Notwithstanding anything in this Agreement, the Adviser may aggregate orders on behalf of the Trust with those of other clients and of its affiliates to the extent permitted by any applicable laws. The Adviser will allocate such orders on a fair and reasonable basis in accordance with the requirements of the FCA Rules and other applicable laws. The

Manager acknowledges and agrees that aggregation may operate to the advantage or disadvantage of the Trust.

6.

Based on information provided by the Manager, the Adviser shall take all sufficient steps to ensure that in providing the investment management service under this Agreement, a decision to trade is suitable for the Trust in accordance with the FCA Rules. As the Trust is a Professional Client, the Adviser is entitled to assume that the Trust has the necessary level of experience and knowledge in order to understand the risks involved in the transaction or in the management of the Allocated Assets. The Manager will be responsible for ensuring that information provided to the Adviser is kept up to date so as to enable the Adviser to assess whether the transactions are suitable for the Trust.

7.

Subject to FCA Rules and any applicable regulations and law, the Adviser shall be permitted to enter into Dealing Arrangements (Arrangements entered into by the Adviser in accordance with the FCA Rules for the receipt of goods or services that relate to the execution of trades or the provision of research in any of the designated investments specified in the FCA Rules). In such case, the Adviser shall provide the Manager with adequate information regarding such Dealing Arrangements, including the details of the goods and services that relate to the execution of trades and those which relate to the provision of research, where relevant, at least annually, in accordance with the FCA Rules.

8.	Unless otherwise agreed, the Adviser will not provide information about executed transactions on a transaction by transaction basis.

9.

The Manager has read and understood the Risk Warnings statement provided by the Adviser which sets out a summary of certain risks associated with investments which may be held in the Allocated Assets or in respect of a particular investment strategy.

10.

The Adviser shall be responsible for assessing the suitability of investments it makes for the Trust as required by FCA Rules. The reason for assessing suitability is to enable to the Adviser to act in the Trust’s best interest. The Manager shall be responsible for ensuring that information provided to the Adviser is accurate, complete and up to date to as to enable the Adviser to assess suitability for the Trust.

11.

The Manager acknowledges that certain of the Allocated Assets transactions may be subject to the provisions of UK MIFID (as defined below) which applies certain transaction and position reporting obligations directly on the Adviser in respect of the Allocated Assets. The Manager agrees to provide in a timely fashion all such information (including but not limited to the Trust’s Legal Entity Identifier) and documentation and to promptly take all such action as the Adviser may from time to time reasonably require in relation to the UK MIFID transaction and position reporting obligations.

The Plan’s Legal Entity Identifier is[549300R7GIF8V7E8B873].

UK MIFID means the statutory instruments covered by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403) on markets in financial instruments and any secondary legislation, rules, regulations and procedures made pursuant thereto.

C.	Conflicts of Interest

1.

The Adviser and any affiliate may, in their absolute discretion, effect transactions in which the Adviser, any affiliate, or another client of the Adviser or an affiliate has, directly or indirectly, a material interest or a relationship of any description with another party, which involves a conflict or may involve a potential conflict with the Adviser’s duty to the Manager or the Trust. The Adviser will ensure that such transactions comply with appliable laws and are effected on terms which are not materially less favorable to the Trust than if the conflict or potential conflict had not existed. Except as required by the FCA Rules, neither the Adviser nor any affiliate shall be liable to account to the Manager or the Trust for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions or to disclose the same or the identity of any other client or counterparty involved in such transactions, nor will the Adviser’s fees unless otherwise provided be abated.

2.

The Adviser’s Conflict Management Disclosure Statement which has been provided to the Manager sets out the types of actual or potential conflicts of interest which affect the Adviser’s business and provides details of how these are managed.

D. Data Protection

1.

The Adviser will act as data controller (and in certain circumstances, data processor) within the meaning of the UK Data Protection Act 1998 and any other applicable legislation that may govern the treatment of personal data supplied to it under this Agreement (the “DPA”). Each party undertakes to comply with its obligations under the DPA or such other equivalent law of its jurisdiction of establishment applicable in relation to such personal data.

2.

The Manager hereby acknowledges and agrees that the Adviser, its affiliates and agents may be processing and using personal data (as defined in the DPA) given by or on behalf of the Manager or the Trust under this Agreement for the provision of services to the Trust which may include the transfer of such data out of the United Kingdom and/or the European Economic Area (as defined in the DPA). The Manager agrees that such data may also be used by the Adviser and its agents and affiliates to update Adviser records, to advise the Manager or the Trust of other products and services unless the Manager has indicated otherwise and for such other purposes as the Manager may notify from time to time.

3.	Each party may record telephone conversations with the other, subject to compliance with the laws applicable in its jurisdiction of establishment.

E.	Complaints

All formal complaints by the Trust relating to the services provided by the Adviser under this Agreement should in the first instance be made in writing to the chief compliance officer of the Adviser. A copy of the Adviser’s complaints handling procedure is available on request.

F.	Compensation

As a Professional Client it is unlikely that the Trust will be entitled to compensation from the UK Financial Ombudsman Scheme if the Adviser cannot meet its obligations. Further details of the scheme, including the extent to which the Trust may be eligible, will be made available on request.

G.	Delegation

The Manager acknowledges and agrees to the delegation by the Adviser of any investment operations, administrative, dealing or other ancillary service required in the absolute discretion of the Adviser to enable the Adviser to perform services under the Agreement. Any delegation of its duties shall not affect the liability of the Adviser under this Agreement. In particular, but without limitation, the Adviser may delegate activities to its affiliate Legg Mason Asset Management Singapore pte,, certain proxy voting functions to ISS plc, and certain front and middle office investment operational functions to Bloomberg and the Northern Trust Company.